EXHIBIT 10.30

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THE REDACTED MATERIAL IS MARKED "[***]" AND HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                        INTERIM PATENT LICENSE AGREEMENT

        THIS AGREEMENT is entered into this 28th day of June, 2000 (the "Effective Date") by and between CFM Technologies Inc., having a place of business at 150 Oaklands Blvd., Exton, PA 19341 ("CFM"), CFMT Inc., having a place of business at 1403 Foulk Road, Suite 106F, Wilmington, DE 19803, hereinafter collectively referred to as "Licensor," and STEAG Electronic Systems AG, a German company having a place of business at Ruettenscheider Strasse 1-3, 45128 Essen, Germany, hereinafter referred to as "Licensee" or "STEAG."

                                   WITNESSETH

     WHEREAS, STEAG and Mattson Technology Inc., having a place of business at 3550 West Warren Avenue, Fremont, CA 94538, hereinafter referred to as "Mattson", are entering into a Strategic Business Combination Agreement, pursuant to which, among other things, Mattson will acquire certain subsidiaries of STEAG, including subsidiaries engaged in the semiconductor wet processing business (the "Combination Agreement");

     WHEREAS, CFM, M2C Acquisition Corporation ("M2C") and Mattson are entering into an Agreement and Plan of Merger, pursuant to which, among other things, M2C will merge with and into CFM, resulting in CFM becoming a wholly-owned subsidiary of Mattson (the "Merger Agreement" and, together with the Combination Agreement, the "Transaction Agreements");

     WHEREAS, Mattson, STEAG and CFM have agreed that the transactions contemplated by the Combination Agreement and the Merger Agreement will be conditioned on each other and will close concurrently with each other, and that each of such agreements will terminate automatically upon termination of the other;

     WHEREAS, Licensor is the owner of U.S. Patent No. 4,911,761 (the "'761 patent") and of other U.S. and foreign patents relating to wet processing of semiconductors;

     WHEREAS, Licensor and STEAG Electronic Systems, Inc. (f/k/a STEAG MicroTech, Inc.) are parties to certain litigation involving the `761 patent, including Civil Action No. 95-442 (RRM) in the U.S. District Court for the District of Delaware and the pending second appeal in the U.S. Court of Appeals for the Federal Circuit (No. 00-1086) of a finding of infringement and an injunction issued by the district court (the "Injunction"); and

     WHEREAS, beginning on the Effective Date, and terminating as set forth hereinafter, Licensor is willing to grant to Licensee and Licensee is willing to accept a license to the `761 patent and other Licensor patent rights, under the terms and conditions set forth herein, which license will permit Licensee to make, have made, use, import, sell and offer to sell equipment that otherwise may or would constitute infringement of Licensor's patent rights, or be in violation of the Injunction in the United States;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

    1.01  The term "Patent Rights" shall mean rights under

          (a)  U.S. Patent Nos. 4,911,761, 4,778,532, and 4,917,123,

          (b)  reexamination certificate No. B1 4,984,597,

          (c) all issued patents, published applications, reissues and reexamination certificates owned by Licensor reasonably necessary to practice the subject matter of the patents listed immediately above, and

          (d) all foreign counterparts to any of said patents, published applications, reissues and reexamination certificates.

     1.02 "Licensed Product(s)" shall mean [***], wet bench products, and replacement parts therefor, the manufacture, use, sale, offer for sale or importation of which, but for the grant of the license herein, would constitute infringement of Patent Rights. The [***], as configured on or before the Effective Date, shall be deemed to be Licensed Products.

    1.03 "Net Sales Value" of Licensed Products sold by Licensee shall mean the gross invoice price received therefor, less allowance for returns and less (to the extent separately stated on such invoice) any normal discounts and allowances actually granted and less any sales, use or other excise taxes and shipping and packaging charges included in such gross invoice price.

    1.04  "Term" of this Agreement shall mean the period described in Section
          6.01.

          [***]


                            ARTICLE 2 - LICENSE GRANT

    2.01 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, non-transferable worldwide license under the Patent Rights, without the right to grant sublicenses (except as provided in Section 2.02), to make, have made, use, sell, offer for sale, and import Licensed Products during the Term of this Agreement.

    2.02 Licensee shall have the right to grant sublicenses of the rights granted pursuant to Section 2.01 to companies affiliated with Licensee and engaged in the manufacture, sale, offering for sale and servicing of Licensed Products. For purposes of the preceding sentence, a company that is "affiliated" with Licensee is one that controls, is controlled by or is under common control with Licensee, where "control" refers to ownership of more than 50% of the capital stock or other equity interests of a company.

    2.03 Licensor shall have no right to assert against any customer of Licensee or any of Licensee's affiliates or any of such customer's successors and affiliates a claim for infringement of the Patent Rights based on such person's or entity's use of the Licensed Products.

                     ARTICLE 3 - ROYALTIES AND CONSIDERATION

    3.01 Licensee shall pay to Licensor a royalty of [***], with respect to sales of Licensed Products within the United States after the Effective Date and during the Term of this Agreement, as such amounts may be adjusted pursuant to Sections 3.02 through 3.04, below. [***]

    3.02  The royalty percentages set forth in clauses (i) and (ii) of Section
          3.01 shall each be permanently reduced by Fifty Percent (50%) [***] from and after the date that the Transaction Agreements are terminated if such terminations result from any of the following events:

               (i) The Merger Agreement is terminated pursuant to Section 8.1(d) thereof as a result of a failure to obtain the required approvals of the shareholders of CFM; or

               (ii) The Merger Agreement is terminated by CFM pursuant to
                    Section 8.1(j) thereof as a result of a "Parent Corporation Material Adverse Effect" (as defined in the Merger Agreement).

    3.03 The royalty payments set forth in clauses (i) and (ii) of Section 3.01 [***] from and after, the date that the Transaction Agreements are terminated if such terminations result from any of the following events:

               (i)  The Merger Agreement is terminated by CFM pursuant to
                    Section 8.1(b) thereof within, but not after, the 90-day period following the "Termination Date" (as defined in the Merger Agreement");

               (ii) The Merger Agreement is terminated by Mattson pursuant to
                    Section 8.1(f) thereof due to a "Company Triggering Event" (as defined in the merger Agreement) or a material breach by CFM of its obligations to call a shareholders meeting or prepare and mail a joint proxy statement; or

              (iii) The Merger Agreement is terminated by Mattson pursuant to
                    Section 8.1(g) thereof if CFM shall have willfully and deliberately refused, prior to the Termination Date" (as defined in the Merger Agreement), to consummate the transactions contemplated by the Merger Agreement notwithstanding the satisfaction or waiver of all conditions precedent set forth in the Merger Agreement (other than conditions the satisfaction of which is entirely within the control of CFM).

    3.04 Licensee shall pay to Licensor a one-time, fully-paid up royalty of [***], payable within ten (10) business days after termination of the Transaction Agreements, and the royalty payments set forth in clauses
          (i) and (ii) of Section 3.01 shall not apply to sales of Licensed Products after the date of termination, if the Transaction Agreements are terminated as a result of any of the following events.

               (i)  The Combination Agreement is terminated by STEAG pursuant to
                    Section 8.1(b) thereof within, but not after, the 90-day period following the "Termination Date" (as defined in the Combination Agreement);

               (ii) The Combination Agreement is terminated by Mattson pursuant to Section 8.1(h) thereof due to a breach by STEAG other than breaches described in Section 6.02 (i) or (ii) of this Agreement; or

              (iii) The Combination Agreement is terminated by STEAG pursuant to Section 8.1(j) thereof due to the "Closing Stock Price" (as defined in the Combination Agreement) falling below the level specified in such provision.

    3.05 Except as provided in Section 3.02, 3.03 and 3.04, the royalty payments set forth in clauses (i) and (ii) of Section 3.01 shall remain in effect following termination of the Transaction Agreements and for the remaining Term of this Agreement.

    3.06 In the event that a dispute between the parties to either of the Transaction Agreements arises with regard to the cause of termination of the Transaction Agreements where the outcome of such dispute would be determinative of whether a change in the royalty structure pursuant to Section 3.02, 3.03 or 3.04 would apply, no such change in the royalty structure shall become effective until the dispute (or the portion of the dispute which affects the royalty structure) is settled by the parties or determined by a final, non-appealable judgment by a court of competent jurisdiction.

    3.07 The royalty payments set forth in clauses (i) and (ii) of Section 3.01 shall not apply to sales of Licensed Products after, and the license granted in this Agreement shall be royalty-free from and after, expiration or a final, non-appealable determination by a court of competent jurisdiction of unenforceability or invalidity of the `761 patent.


                            ARTICLE 4 - PAYMENT TERMS

    4.01 All royalties payable pursuant to Article 3 hereof shall be paid in United States Dollars by wire transfer on a quarterly basis together with an identification of the Licensed Products sold during that quarter sufficient to permit Licensor to verify preliminarily the correctness of the royalty payment.

    4.02 Payments provided for in this Agreement shall, when overdue, bear interest at a rate per annum equal to one and one-half percent
          (1 1/2%) per month from the date such payment shall be due until payment shall be received by Licensor.


                            ARTICLE 5 - AUDIT RIGHTS

          Licensee shall keep accurate and complete books of account containing record of all data necessary for the determination of the amount of the royalty payments that shall become due under Article 3 hereof, and shall permit Licensor or its agent to examine such books of account at all reasonable times during normal business hours to such extent as may be necessary to determine the accuracy or inaccuracy of any of the statements to be rendered by Licensee pursuant to Article 4 hereof. Such inspection shall be completed at the expense of Licensor, provided that if any deficiency exceeding three percent (3%) of the money actually due shall be found in connection with the computation, the cost of such inspection shall be borne by Licensee.

                        ARTICLE 6 - TERM AND TERMINATION

    6.01 Except as set forth below in this Article 6, the Term of this Agreement shall commence on the Effective Date and end on the date when the last of the patents included in the Patent Rights shall have
          (i) expired or (ii) been determined to be invalid or unenforceable by a final, non-appealable judgment by a court of competent jurisdiction.

    6.02 Notwithstanding the provisions of Section 6.01, the Term shall end upon termination of the Transaction Agreements if such terminations result from any of the following events:

               (i) The Combination Agreement is terminated by Mattson pursuant to Section 8.1(g) thereof due to a breach by STEAG of certain obligations under Section 5.3(a) of the Combination Agreement;

               (ii) The Combination Agreement is terminated by Mattson pursuant to Section 8.1(h) thereof if STEAG shall have willfully and deliberately refused, prior to the "Termination Date" (as defined in the Combination Agreement), to consummate the transactions contemplated by the Combination Agreement notwithstanding the satisfaction or waiver of all conditions precedent set forth in the Combination Agreement (other than conditions the satisfaction of which is entirely within the control of STEAG); or

              (iii) The Transaction Agreements shall have previously been terminated other than for any of the reasons described in
                    Section 3.02(i) or 3.03(ii) or (iii) and, within twenty-four
                    (24) months after the date of termination Mattson and STEAG enter into a definitive agreement for a transaction substantially similar to the transactions contemplated by the Combination Agreement which includes STEAG's wet processing business but does not involve CFM; PROVIDED, that this Section 6.02(iii) shall not apply if, prior to consummation of such new transaction between Mattson and STEAG, CFM shall have entered into a definitive agreement with respect to a transaction which would constitute an "Acquisition Transaction" (as defined in the Merger Agreement); PROVIDED, FURTHER, that the Term shall not be affected if STEAG and Mattson enter into a transaction that does not include STEAG's wet processing business .

    6.03 In the event that a dispute between the parties to either of the Transaction Agreements arises with regard to the cause of termination of the Transaction Agreements where the outcome of such dispute would be determinative of whether the Term would end pursuant to Section 6.02, the Term shall not end and this Agreement shall continue in full force and effect until the dispute (or the portion of the dispute which affects the Term) is settled by the parties or determined by a final, non-appealable judgment by a court of competent jurisdiction.

    6.04 Upon consummation of the transactions contemplated by the Transaction Agreements, the license granted in this Agreement shall terminate with respect to any affiliate of STEAG not acquired, directly or indirectly, by Mattson. Notwithstanding the preceding sentence and the provisions of Article 3, if any affiliate of STEAG currently provides goods or services to STEAG's wet processing business and continues to provide substantially similar goods or services to Mattson or any of its subsidiaries following the closing under the Transaction Agreements, the license granted hereby shall continue with respect to such affiliate as and to the extent necessary to enable such affiliate to provide such goods and services to Mattson and its subsidiaries, except that such license shall be on a royalty-free basis.

    6.05 In the event that Licensee shall fail to comply with any material term of this Agreement, Licensor shall have the option to give Licensee a written notice of default. If Licensee shall not have cured such default within thirty (30) days of such notice, Licensor shall have the right to terminate this Agreement effective immediately upon written notice. Notwithstanding the foregoing, Licensor shall have the right to terminate this Agreement immediately upon written notice if Licensee is required to pay the amount described in Section 3.04 of this Agreement and fails to do so within the time period specified in such Section 3.04.

    6.06 The provisions of Articles 1, 5, 6, 7, 9, 10, 11, 13, and 14 shall survive expiration or termination of this Agreement. In addition, expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination, including the obligations set forth in Article 3 and 4. The remainder of the earned royalties due to Licensor pursuant to
          Article 3, if any, shall be paid by Licensee within twenty (20) days from the effective date of termination of this Agreement.


                               ARTICLE 7 - NOTICE

          All notices, requests or communications hereunder shall be in writing and shall be deemed to have been fully given (i) upon delivery, if delivered personally against written receipt; (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested; (iii) upon confirmed receipt, if delivered by telecopier; or (iv) the next day if delivered by a recognized overnight commercial courier, addressed in each instance to the parties at the following address:

          CFM Technologies Inc.                STEAG Electronic Systems AG
          150 Oaklands Blvd.,                  Ruettenscheider Strasse 1-3
          Exton, PA, 19341                     45128 Essen, Germany
          Attn.: Lorin J. Randall, Secretary   Attn.: General Counsel
          Facsimile No: 610-280-8309           Facsimile No: 011-49-201-801-6684


                             ARTICLE 8 - WARRANTIES

    8.01 Licensor warrants and represents to Licensee that Licensor has the right, title and interest to the Patent Rights sufficient to grant the licenses and rights granted herein.

    8.02 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS' CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

                       ARTICLE 9 - LIMITATION OF LIABILITY

          EXCEPT FOR BREACH OF SECTION 2.01, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.


                             ARTICLE 10 - INDEMNITY

          Licensee shall indemnify and hold harmless Licensor, its officers, directors, employees, and affiliates from any third party product liability loss, claim, demand, action, liability and expense (including legal and expert fees and costs) arising out of, resulting from or related to the manufacture, sale, use or import of Licensed Products. Licensee shall control the investigation and defense of any such action alleging such liability, with counsel of its choice reasonably satisfactory to Licensor. Licensor shall cooperate in any defense at Licensee's expense. Licensee may settle any such action without Licensor's consent provided that there is no cost to Licensor and otherwise with Licensor's consent, which will not be withheld unreasonably.


                          ARTICLE 11 - CONFIDENTIALITY

   11.01 Each of the parties undertakes to maintain the confidentiality of the terms and conditions of this Agreement, provided that the parties may disclose the existence and the terms and conditions of this Agreement to their accountants, attorneys and in financial transactions, or as required to enforce their rights hereunder, or as otherwise may be required by law. Nothing contained herein shall prohibit either party from disclosing publicly, or otherwise disclosing to third parties, the existence of this agreement between the parties. The restrictions in this Section 11.01 shall cease to apply to a party with respect to information which has been disclosed publicly by the other party.

   11.02 Each party agrees that the terms and existence of this agreement shall not be used as evidence or otherwise in support of patent litigation between them.


                             ARTICLE 12 - ASSIGNMENT

          Licensee may not assign this Agreement, in whole or in part, without the prior written consent of Licensor. Notwithstanding the preceding sentence, except as provided in Section 6.02 (iii), Licensee may, without the consent of Licensor, transfer or assign all of its rights and obligations under this Agreement to any entity that is Licensee's successor in connection with a merger or sale or other transfer of all or substantially all of Licensee's business or assets, PROVIDED that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.

                         ARTICLE 13 - DISPUTE RESOLUTION

          Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief, any and all claims, disputes or controversies arising under, resulting from, or related to this Agreement ("Dispute"), shall be resolved by negotiation and, if necessary, by binding and final arbitration, as follows. The party raising such Dispute shall promptly advise the other party in writing describing in reasonable detail the nature of such Dispute. The senior management of the parties shall by good faith negotiations attempt to resolve the Dispute within thirty (30) days of the notice of Dispute. In the event the senior management negotiations shall not resolve the Dispute in the thirty-day period, then either party may seek relief before a mutually acceptable arbitrator under the rules of the AAA in arbitration proceedings held in New York City, New York; provided, however, all substantive issues, including relief, shall be governed by, interpreted and construed in accordance with Section 14.01. All proceedings shall be conducted in the English language. Any award rendered in such arbitration may be enforced by either party in any Court of competent jurisdiction.


                         ARTICLE 14 - GENERAL PROVISIONS

   14.01 This Agreement shall be governed by, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties irrevocably consent and submit to the exclusive jurisdiction of the state and federal courts of Pennsylvania, as applicable, subject to the dispute resolution procedures set forth in Article 13.

   14.02 Licensor acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software and other commodities and agrees not to export or allow the export or re-export of such data, software or other commodities in violation of such laws and regulations.

   14.03 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

   14.04 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

   14.05 In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The parties hereto agree to replace such unenforceable provision with a new provision which has the most nearly similar permissible economic or other effect.

   14.06 No failure or delay by either party in enforcing any right or remedy under this Agreement shall be construed as a waiver of any future or other exercise of such right or remedy by such party. No waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

   14.07 No modification of this Agreement shall be binding unless it is in writing and is signed by an authorized representative of the party against whom enforcement of the modification is sought.

   14.08 The parties to this Agreement are and shall remain independent contractors. Nothing herein shall be construed to create a partnership or joint venture between them, and neither shall have the power of authority to bind or obligate the other in any manner not expressly set forth herein.

   14.09 This Agreement shall not be construed for or against any party based on any rule of construction concerning who prepared this Agreement or otherwise.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above first written.



CFM TECHNOLOGIES INC.                     STEAG ELECTRONIC SYSTEMS AG



Signature:   By: /S/ ROGER A. CAROLIN     Signature: By: /S/ JOHANNES BRINKMAN

Name:        Roger A. Carolin             Name:      Johannes Brinkmann

Title:       ____________________         Title:     ____________________




CFMT, INC.


Signature:   ____________________         Signature: ____________________

Name:        ____________________         Name:      ____________________

Title:       ____________________         Title:     ____________________










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